Exhibit 10.32

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement") dated as of December 29, 2004, between Astec Industries, Inc., a Tennessee corporation (the "CORPORATION") and James Neal Ferry, ("EMPLOYEE").

WITNESSETH:

In consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the CORPORATION and EMPLOYEE hereby agree as follows:

1. Employment. The CORPORATION hereby employs EMPLOYEE and EMPLOYEE hereby accepts such employment upon the terms and conditions of this Agreement.

2. Term. The original term of this Agreement shall begin on January 1, 2005, and shall expire on December 31, 2006, unless sooner terminated in accordance with the terms hereof. The CORPORATION and EMPLOYEE may renew or extend the term of this Agreement at the end of the original term by written agreement.

3. Compensation. The CORPORATION shall pay EMPLOYEE for all services rendered hereunder, a base salary of $325,000 a year, payable in equal installments of $13,541.67 two times per month, with the first such payment being made on or about January 15, 2005. Salary payments shall be subject to withholding of taxes and other applicable items. In addition, on the first business day after January 1, 2005, twenty-five, thousand stock options to purchase Astec Industries, Inc. common stock will be granted to EMPLOYEE.

4. Bonus. EMPLOYEE shall be entitled to a cash bonus at the end of any fiscal year of the CORPORATION as shall be determined by the CORPORATION's Board of Directors. The bonus shall be between zero and 50% of the EMPLOYEE's annual base salary.

5. 401 k Retirement Plan. EMPLOYEE will be eligible to participate in the CORPORATION' s 401 (k) Retirement Plan after six continuous months of employment. EMPLOYEE can contribute up to 4% of his gross earnings and receive a match of 3% of gross earnings from the CORPORATION (subject to IRS guidelines).

6. Supplemental Executive Retirement Plan (S.E.R.P.). EMPLOYEE is eligible to participate in the CORPORATION's Supplemental Executive Retirement Plan (S.E.R.P.) effective his first date of employment. The contribution by the CORPORATION is 10% of the EMPLOYEE's base salary plus bonuses. Deposits are typically made on a quarterly basis.

7. Medical, Life, Short Term and Long Term Disability Insurance. EMPLOYEE shall be entitled to participate in the medical, life, short term and long term disability insurance plans available to all the CORPORATION's employees.

8. Life Insurance. EMPLOYEE currently has in force a life insurance policy with premiums of $5,800 annually. The CORPORATION will reimburse EMPLOYEE for premiums paid up to $5,800 on an annual basis.

9. Annual Physical. EMPLOYEE will take a physical exam one time each year at the Mayo Clinic in Jacksonville, Florida. The CORPORATION will pay for the expense of the physical.

10. Duties. EMPLOYEE shall serve as the CORPORATION's Executive Vice President with responsibility for and supervision of all aspects of the CORPORATION's business, including day-to-day operations, sales, and development of new business. EMPLOYEE shall perform such other tasks as may be assigned from time to time by the Board of Directors or the Chairman. He shall report to the Chairman of the CORPORATION. After 'each year, the Board of Directors will review the EMPLOYEE's performance of his duties and consider changes each subsequent year of this contract.

11. Extent of Services. EMPLOYEE shall devote his entire time and attention to the CORPORATION's business, and shall use his best efforts in performing his duties hereunder. During the term of this Agreement, EMPLOYEE shall not engage in any other business activity, regardless of whether it is pursued for gain or profit. EMPLOYEE, however, may invest his assets and he may elect to serve on up to two (2) boards in other companies, so long as they do not require EMPLOYEE's services in the operation of their affairs during normal business hours and any such other business does not, directly or indirectly, compete with the CORPORATION. Service on a board requires the written approval of the Chairman of the CORPORATION.

12. Working Facilities. EMPLOYEE shall be provided with an office and other facilities and services as are appropriate for the performance of his duties.

13. Vehicle. EMPLOYEE shall be provided with his choice of an American made full size SUV or equivalent full size automobile.

14. Expenses. EMPLOYEE may incur reasonable expenses while promoting the CORPORATION's business and performing his duties hereunder, including reasonable expenses for entertainment, travel and similar items (including mileage for business travel at not less than $O.365 per mile) except for mileage in a Company provided vehicle. The CORPORATION will reimburse EMPLOYEE for such reasonable expenses within thirty (30) days upon EMPLOYEE's periodic presentation of an itemized account, provided that the CORPORATION's Chairman has approved any entertainment expense in advance. Mileage for commuting expense between the EMPLOYEE's home and the CORPORATION's headquarters will not be reimbursed after relocation.

15. Moving Expenses. The CORPORATION will pay for the moving expense of personal and household items from the EMPLOYEE's personal residence in or near Omaha, Nebraska to a new residence in or near Chattanooga, Tennessee. The Corporation will reimburse up to 50% of the EMPLOYEE's current monthly mortgage house payment for the Omaha residence for a period up to six (6) months beginning January 1, 2005 through June 30, 2005. If the current residence sells prior to the end of the period, reimbursement will discontinue as of the closing date.

16. Vacations. EMPLOYEE shall be entitled to total vacation time of three (3) weeks per year during the first ten (10) years of employment and four (4) weeks per year after ten (10) years of employment. During vacation times his compensation shall be paid in full. Each vacation shall be coordinated with the CORPORATION's Chairman.

17. Termination.

(a) This Agreement shall be terminated immediately upon the happening of any of the following events:

1. Whenever EMPLOYEE and the CORPORATION shall mutually agree to termination in writing; or

2. Upon the death of the EMPLOYEE.

(b) The CORPORATION shall have the right to terminate this Agreement and the employment hereunder as of the date to be specified in a written notice of termination, such date not to be less than thirty (30) days after the sending of said notice, upon the happening of any of the following events:

1. If EMPLOYEE shall fail to perform his duties hereunder as the result of illness or incapacity and such illness or incapacity shall continue for a period of more than two (2) consecutive months;

2. If EMPLOYEE shall embezzle or otherwise unlawfully take from the CORPORATION, use intoxicating beverages or drugs to an extent which has a visible or detrimental effect on his service, or conduct himself publicly or privately in a manner which results, in the opinion of the CORPORATION's Board of Directors, in an injury to or an adverse effect on the CORPORATION;

3. The breach by EMPLOYEE of any term or condition of this Agreement, provided, however, that EMPLOYEE shall have the right to cure such a breach during such thirty (30) day period; or

4. The failure of EMPLOYEE to develop and promote the CORPORATION's business by carrying out his responsibilities in a good and business-like manner and through the exercise of appropriate business judgment as determined in writing by the CORPORATION's Board of Directors; provided, however, that any dispute regarding the reasonableness of the Board's grounds for termination of this Agreement pursuant to the provisions of this subsection 17(b)(iv) shall be submitted to binding arbitration before a three member panel in Chattanooga, Tennessee pursuant to the commercial rules of the American Arbitration Association.

(c) EMPLOYEE shall have the right to terminate this Agreement and his employment hereunder as of the date to be specified in a written notice of termination, such date to be not less than thirty (30) days after the personal delivery or sending of said notice, certified mail return receipt requested, upon the breach by the CORPORATION of any term or condition of this Agreement, provided, however, that the CORPORATION shall have the right to cure such a breach during such thirty (30) day period, in which event, EMPLOYEE shall not have a right to terminate this Agreement.

(d) In the event of any termination under subsection (a) or subsection (b), EMPLOYEE shall not be eligible to receive any further compensation after the date of termination except as required by applicable law.

18. Noncompetition and Confidentiality.

(e) EMPLOYEE agrees that during the term of his employment with the CORPORATION he will not directly or indirectly compete with the CORPORATION in its business. Further, EMPLOYEE agrees that in the event of the termination hereof under either subparagraphs (a) or (b) of paragraph 17, then EMPLOYEE will refrain (for a period of one year from the date of such expiration or termination and within a geographical radius of 150 miles of Chattanooga, Tennessee) from competing with the CORPORATION by (1) owning (directly or indirectly) any interest in, managing, operating or controlling (2) performing services as an officer, director, employee, agent, consultant, independent contractor or otherwise for, or (3) soliciting any then current or former customers of the CORPORATION who were such customers during the term of his employment, for the benefit of himself or any other person or entity engaged in whole or in part, in the manufacture of specialized equipment for aggregate processing and mining equipment; asphalt production equipment; mobile asphalt paving equipment; and underground boring, directional drilling and trenching equipment. If at the expiration of the original term of this Agreement, the CORPORATION elects not to continue EMPLOYEE's employment with the CORPORATION, then EMPLOYEE shall be free of any restriction of this paragraph.

(f) EMPLOYEE agrees to maintain all confidential information and trade secrets obtained during the course of his employment with the CORPORATION as confidential and to not disclose the same to anyone, other than in the furtherance of the CORPORATION's business in the normal course or to an employee of the CORPORATION with a reasonable need to know, unless EMPLOYEE can demonstrate by documentary evidence that such information was (1) known to him prior to his employment with the CORPORATION; (2) subsequently became part of the public domain through no fault of his own; or (3) was subsequently disclosed to him by a third party not in violation of any obligation of confidentiality and nondisclosure with the CORPORATION.

(g) In the event of a breach or threatened violation by EMPLOYEE of the restrictions of this paragraph, then the CORPORATION may seek an injunction enjoining the conduct constituting such violation, its reasonable damages (other than consequential damages), if any, by reason of such violation and its reasonable costs and expenses, including attorney fees, incurred in seeking such relief. If upon trial EMPLOYEE is found not to be in violation of any of the foregoing restrictions then he shall be entitled to recover from the CORPORATION his reasonable expenses, including attorney fees, in defending such claim.

19. Notices. Any notice required or desired to be given under this Agreement shall be deemed given if in writing sent by certified mail to EMPLOYEE's residence or to the CORPORATION's principal office, as the case may be.

20. Assignments. EMPLOYEE acknowledges that his services are unique and personal. Accordingly, EMPLOYEE may not assign his rights or delegate his duties or obligations under this Agreement. The CORPORATION's rights and obligations under this Agreement shall inure to the benefit of and shall be binding upon CORPORATION's successors and assigns.

21. Entire Agreement. This Agreement contains the entire understanding of the parties. It may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

22. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall together constitute one, and the same agreement.

23. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision. If any provision of this Agreement is determined by a court to be in conflict with applicable law, then such provision will not be wholly invalid but will be enforced to the extent, which is reasonable.

24. Governing Law. This Agreement has been entered into and shall be governed under the laws of the State of Tennessee without regard to conflict of law principles.

25. Covenants Reasonable. EMPLOYEE and the CORPORATION expressly agree that the duration and geographical coverage terms of paragraph 17 are reasonable and necessary to protect the interest of the CORPORATION and its affiliates.

26. Survival. The provisions of paragraph 18 shall continue to apply in full force and effect as provided therein after termination of EMPLOYEE's employment for any reason.

IN WITNESS WHEREOF, the parties have executed this Agreement, as of the day and year first hereinabove written.

ASTEC INDUSTRIES, INC.

By: /s/ J. Don Brock

Title: Chairman of the Board

EMPLOYEE:

/s/ James Neal Ferry

James Neal Ferry